As filed with the Securities and Exchange Commission on November 28, 2000.

                                            REGISTRATION NO. 333-33896-01
   ======================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                             ___________________

                               POST-EFFECTIVE
                              AMENDMENT NO. 14
                                     ON
                                  FORM S-3
                                     TO
                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                           _______________________

                                NISOURCE INC.
                    (Formerly named "New NiSource Inc.")
                        (Exact name of registrant as
                          specified in its charter)

         DELAWARE                                     35-2108964
(State or other jurisdiction of                     (I.R.S employer
incorporation or organization)                   identification number)

                            801 EAST 86TH AVENUE
                        MERRILLVILLE, INDIANA 46410
                               (219) 853-5200
            (Address, including zip code, and telephone number,
    including area code, of registrant's principal executive offices)

                              STEPHEN P. ADIK
                            801 EAST 86TH AVENUE
                        MERRILLVILLE, INDIANA 46410
                               (219) 853-5200
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                               WITH A COPY TO:
                           Frederick L. Hartmann
                           Schiff Hardin & Waite
                              6600 Sears Tower
                        Chicago, Illinois 60606-6473
                               (312) 258-5500
                        ___________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE.



   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             CALCULATION OF REGISTRATION FEE

                                                          PROPOSED           PROPOSED
                                           AMOUNT         MAXIMUM            MAXIMUM
          TITLE OF EACH CLASS OF            TO BE      OFFERING PRICE       AGGREGATE           AMOUNT OF
       SECURITIES TO BE REGISTERED       REGISTERED    PER SHARE (1)    OFFERING PRICE (1)   REGISTRATION FEE
       ---------------------------       ----------    --------------   ------------------   ----------------
   Common Shares, $.01 par value
   (including associated preferred
   share purchase rights) of NiSource     3,500,000         (1)                (1)                  (1)
   Inc.


  (1) A registration fee with respect to these shares was previously paid in connection with the filing by NiSource Inc., a Delaware corporation (formerly named "New NiSource Inc.") (the "Company") and NiSource Inc., an Indiana corporation that merged into the Company, effective November 1, 2000 ("Old NiSource") of the Registration Statement on Form S-4 (File No. 333-33896-01), which was declared effective April 24, 2000. See Explanatory Note below.


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

   EXPLANATORY NOTE

        The Company hereby amends the Registration Statement on Form S-4 (File No. 333-33896-01), effective _____, 2000 by filing this Post-Effective Amendment No. 14 on Form S-3 relating to 3,500,000 common shares of the Company, $.01 par value per share (including associated preferred share purchase rights) (the "Common Shares"), issuable under the Columbia Savings Plan (the "Plan").

        On November 1, 2000, the mergers of Old NiSource and Columbia Energy Group ("Columbia") (the "Merger") were completed. Upon completion of the Merger, Columbia became a wholly-owned subsidiary of the Company and Old NiSource merged into the Company. Pursuant to the Merger Agreement, the Company, Old NiSource and Columbia took the necessary actions to cause the Common Shares to be issuable under the Plan when the Merger was completed. Accordingly, neither Old NiSource's common shares nor Columbia's common shares are issuable under the Plan.

        This Registration Statement relates to 3,500,000 Common Shares registered on the Form S-4 that were not issued at the time of the Merger and that are issuable under the Plan on and after the Merger.



               SUBJECT TO COMPLETION - DATED NOVEMBER 28, 2000

   PROSPECTUS

                                NISOURCE INC.

                   3,500,000 Common Shares, $.01 Par Value

                            COLUMBIA SAVINGS PLAN

        This Prospectus relates to common shares of NiSource Inc. which may be offered and sold under the Columbia Savings Plan (the "Plan") to Plan participants who ceased to be employees of Columbia Energy Group and its subsidiaries on or prior to November 1, 2000.

        Our common shares are traded on the New York Stock Exchange under the symbol "NI". On November 27, 2000, the closing sale price of the common shares on the New York Stock Exchange was $24 9/16 per share.

        The mailing address and telephone number of NiSource's principal executive offices are: 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200. This Prospectus should be retained for future reference.

                          _________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                          _________________________

              The date of this Prospectus is November __, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.







                              TABLE OF CONTENTS
                                                                     PAGE
                                                                     ----

   THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .    6

   COLUMBIA SAVINGS PLAN PROSPECTUS  . . . . . . . . . . . . . . . .    8

   APPENDIX DATED NOVEMBER, 2000 TO SUMMARY PLAN DESCRIPTION DATED
        NOVEMBER, 2000 . . . . . . . . . . . . . . . . . . . . . . .    9

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . .   12

   COLUMBIA SAVINGS PLAN SUMMARY PLAN DESCRIPTION  . . . . . . . . .   12

   COLUMBIA SAVINGS PLAN . . . . . . . . . . . . . . . . . . . . . .   12
        ELIGIBILITY AND ENROLLMENT . . . . . . . . . . . . . . . . .   14
             NAMING A BENEFICIARY  . . . . . . . . . . . . . . . . .   14
        YOUR CONTRIBUTIONS TO THE PLAN . . . . . . . . . . . . . . .   15
             BEFORE-TAX OR AFTER-TAX?  . . . . . . . . . . . . . . .   15
             ROLLOVER CONTRIBUTIONS  . . . . . . . . . . . . . . . .   18
        COLUMBIA'S MATCHING CONTRIBUTION . . . . . . . . . . . . . .   18
             IF YOU ARE HIRED ON OR AFTER JANUARY 1, 2000  . . . . .   18
             IF YOU WERE HIRED BEFORE 2000 AND PARTICIPATE IN THE
                  RETIREMENT PLAN ACCOUNT BALANCE APPROACH . . . . .   19
             IF YOU WERE HIRED BEFORE 2000 AND PARTICIPATE IN THE
                  RETIREMENT PLAN FINAL AVERAGE PAY APPROACH . . . .   19
        THE VALUE OF THE MATCH . . . . . . . . . . . . . . . . . . .   20
        YOUR INVESTMENT OPTIONS  . . . . . . . . . . . . . . . . . .   21
        STATEMENT OF YOUR ACCOUNT  . . . . . . . . . . . . . . . . .   27
        LOANS FROM THE PLAN  . . . . . . . . . . . . . . . . . . . .   27
        WITHDRAWALS WHILE YOU'RE STILL WORKING . . . . . . . . . . .   28
             TAXES ON WITHDRAWALS  . . . . . . . . . . . . . . . . .   29
             WITHDRAWALS OF YOUR AFTER-TAX, ROLLOVER AND COLUMBIA'S
                  MATCHING CONTRIBUTIONS   . . . . . . . . . . . . .   29
             FINANCIAL HARDSHIP WITHDRAWALS OF BEFORE-TAX
                  CONTRIBUTIONS  . . . . . . . . . . . . . . . . . .   30
        WHAT HAPPENS TO YOUR ACCOUNT WHEN YOU'RE DISABLED OR ON
             LEAVE . . . . . . . . . . . . . . . . . . . . . . . . .   31
        WHEN YOUR ACCOUNT IS PAID  . . . . . . . . . . . . . . . . .   31
        TAX ADVANTAGES FOR YOU . . . . . . . . . . . . . . . . . . .   32
             ROLLOVERS . . . . . . . . . . . . . . . . . . . . . . .   33
        WHEN BENEFITS ARE NOT PAID . . . . . . . . . . . . . . . . .   33
        WHEN PARTICIPATION ENDS  . . . . . . . . . . . . . . . . . .   34
        PLAN ADMINISTRATION  . . . . . . . . . . . . . . . . . . . .   34
        TYPE OF PLAN AND GENERAL INFORMATION . . . . . . . . . . . .   35
        PLAN YEAR  . . . . . . . . . . . . . . . . . . . . . . . . .   35
        PLAN TRUSTEE AND INVESTMENT MANAGERS . . . . . . . . . . . .   35
        VOTING OF NISOURCE COMMON STOCK AND OTHER ISSUES RELATING TO
             SHARE OWNERSHIP OF NISOURCE . . . . . . . . . . . . . .   35

                                      2







        PLAN EXPENSES  . . . . . . . . . . . . . . . . . . . . . . .   36
        PLAN AND EMPLOYER I.D. NUMBERS . . . . . . . . . . . . . . .   36
        PLAN SPONSOR/ADMINISTRATOR . . . . . . . . . . . . . . . . .   36
             PARTICIPATING COLUMBIA COMPANIES  . . . . . . . . . . .   37
        PLAN DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . .   37
        ASSIGNMENT OF BENEFITS . . . . . . . . . . . . . . . . . . .   38
        QDRO . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
        IF THE SAVINGS PLAN BECOMES TOP HEAVY  . . . . . . . . . . .   38
        FUTURE OF THE PLAN . . . . . . . . . . . . . . . . . . . . .   38
        PLAN COVERAGE FOR BARGAINING UNIT EMPLOYEES  . . . . . . . .   39
        YOUR RIGHT TO APPEAL . . . . . . . . . . . . . . . . . . . .   39
        YOUR ERISA RIGHTS  . . . . . . . . . . . . . . . . . . . . .   39
        YOUR EMPLOYMENT  . . . . . . . . . . . . . . . . . . . . . .   41
        OTHER  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
        ONLY NISOURCE CAN GIVE YOU INFORMATION . . . . . . . . . . .   41
        RESTRICTIONS ON RESALES BY OFFICERS AND DIRECTORS  . . . . .   41





































                                      3








                                 THE COMPANY

        On November 1, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource"), completed the acquisition by merger of Columbia Energy Group ("Columbia"). Effective November 1, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company ends on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana.

        The Company is a super-regional energy and utility-based holding company that provides natural gas, electricity, water and energy related services for residential, commercial and industrial uses through a number of regulated and non-regulated subsidiaries. The Company has over 3.6 million gas and electric customers located primarily in nine states and is the leading gas competitor within the key energy corridor between the Gulf Coast and the Northeast. The Company is a registered holding company under the Public Utility Holding Company Act of 1935. The Company's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

        NATURAL GAS. The Company's gas business is comprised of regulated gas utilities and gas transmission companies that operate in nine states. The Company is the largest gas company east of the Rockies based on customers, and has the nation's second largest volume of gas sales with 911 million cubic feet per day.

        Through its wholly-owned subsidiary, Columbia Energy Group, the Company owns five distribution subsidiaries that provide natural gas services to nearly 2.1 million residential commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. The Company also distributes natural gas to approximately 751,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, the Company's subsidiaries, Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 320,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

        The Company's subsidiaries Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company own and operate an interstate pipeline network of approximately 16,250 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard.
    Together, Columbia Gas Transmission and Columbia Gulf serve customers in 15 northeastern, mid-Atlantic, midwestern, and southern states and the District of Columbia. In addition, Columbia Gas Transmission

                                      4







   operates one of the nation's largest underground natural gas storage systems. Columbia Gas Transmission is also participating in the proposed 442-mile Millennium Pipeline Project that has been submitted to the FERC for approval. As proposed, the project will transport approximately 700,000 Mcf of natural gas per day from the Lake Erie region to eastern markets.

        The Company's wholly-owned subsidiary, Crossroads Pipeline Company, owns and operates a 201-mile, 20 inch diameter interstate pipeline extending from the northwestern corner of Indiana (near the border with Chicago) eastward into Ohio. Another wholly-owned Company subsidiary, Granite State Transmission, owns and operates a 105-mile, 6 to 12 inch diameter interstate pipeline that extends from Haverhill, Massachusetts in a northeasterly direction to Maine. In addition to the Crossroads and Granite State pipelines, the Company owns a 19% share of Portland Natural Gas Transmission System, a 292-mile pipeline built to bring Canadian gas from New Brunswick into Maine, New Hampshire and Massachusetts in order to increase the gas supply to the region.

        ELECTRICITY. The Company generates and distributes electricity to the public through its subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 426,000 customers in 30 counties in the northern part of Indiana, with an area of approximately 12,000 square miles and a population of approximately 2.2 million. In addition, the Company develops unregulated power projects through its subsidiary, Primary Energy, Inc. Primary Energy works with industrial customers in managing the engineering, construction, operation and maintenance of "inside the fence" cogeneration plants that provide cost-effective, long-term sources of energy for energy-intensive facilities.

        WATER. Through its wholly-owned subsidiary IWC Resources Corporation and its subsidiaries, the Company supplies water to residential, commercial and industrial customers and for fire protection service in Indianapolis, Indiana and surrounding areas.

        NON-REGULATED ENERGY SERVICES. The Company provides non-regulated energy services through its wholly-owned subsidiary Energy USA, Inc. Through its subsidiaries and investments, Energy USA provides to customers in 22 states a variety of energy-related services, including gas marketing and asset management services, pipeline construction and underground utility locating and marking services. The Company expanded its gas marketing and trading operations with the April 1999 acquisition of TPC Corporation, now renamed Energy USA-TPC Corp., a natural gas asset management company. Through Columbia, it also owns Columbia Energy Resources, Inc., an exploration and production subsidiary that explores for, develops, gathers and produces natural gas and oil in Appalachia and Canada. In addition, the Company has invested in a number of distributed generation technologies, including fuel cells and microturbine ventures.

                                      5







        In the merger, each Columbia shareholder received, for each of their Columbia common shares, either:

        (1) $70 in cash, and $2.60 stated amount of a Company SAILS, which is a unit consisting of a zero coupon debt security and a forward equity contract having the terms described under "Description of the SAILS" in the Company's Joint Proxy Statement/Prospectus dated April 24, 2000, incorporated by reference under the heading "Where You Can Find More Information" below; or

        (2) based on Columbia shareholder elections and subject to proration, the number of Company common shares equal to $74 divided by the average closing price of NiSource common shares for the 30 consecutive trading days ending two trading days before the completion of the merger, but not more than 4.4848 shares (plus cash in lieu of fractional shares, if any).

   Columbia common shares held in the Columbia Common Stock Fund under the Plan were converted into Company common shares, SAILS and cash.

   WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at HTTP://WWW.SEC.GOV.








                                      6





        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of NiSource for the fiscal year ended December 31, 1999;

   2. The Annual Report on Form 10-K and Form 10-K/A of Columbia for the fiscal year ended December 31, 1999;

   3. The Quarterly Reports on Form 10-Q of NiSource for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   4. The Quarterly Reports on Form 10-Q of Columbia for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   5. The Current Reports on Form 8-K of NiSource dated February 14, 2000, February 24, 2000, March 3, 2000, April 3, 2000, April 25,
        2000, June 13, 2000, September 1, 2000 and September 13, 2000;

   6. The Current Reports on Form 8-K of Columbia dated January 25, 2000, April 13, 2000, May 3, 2000, May 12, 2000, May 22, 2000,
        June 2, 2000, June 15, 2000 and July 14, 2000;

   7. The Current Reports on Form 8-K and Form 8-K/A of the Company dated November 1, 2000, November 3, 2000, November 6, 2000, November 7, 2000 and November 21, 2000;

   8. The description of our Common Shares contained in our Joint Proxy Statement / Prospectus dated April 24, 2000;

   9. The description of our Rights contained in our Joint Proxy Statement / Prospectus dated April 24, 2000; and

  10.   The description of our SAILS contained in our Joint Proxy
        Statement / Prospectus dated April 24, 2000.







                                      7







        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        NiSource Inc. (Attn:  Shareholder Services)
        801 East 86th Avenue
        Merrillville, Indiana 46410
        (219) 853-5200

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information is this prospectus is accurate as of any date other than the date on the front of the document

                      COLUMBIA SAVINGS PLAN PROSPECTUS

        The prospectus for the Columbia Savings Plan includes (i) the Appendix dated November, 2000 to the Columbia Savings Plan Summary Plan Description dated November, 2000, and (ii) the Columbia Savings Plan Summary Plan Description dated November, 2000.
































                                      8







                                  APPENDIX

        THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(A) PROSPECTUS
             COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933

                            COLUMBIA SAVINGS PLAN

                        APPENDIX DATED NOVEMBER, 2000
                                     TO
                SUMMARY PLAN DESCRIPTION DATED NOVEMBER, 2000

        This Appendix provides certain current and updated information regarding the Plan identified above, which is fully described in the Prospectus and Summary Plan Description to which this Appendix relates. Capitalized terms in this Appendix have the same meaning assigned in the Prospectus and Summary Plan Description.

   MERGER

        On November 1, 2000, NiSource Inc. ("NiSource") and Columbia Energy Group ("Columbia") merged to form a new company, New NiSource Inc. (the "Company"). Effective November 1, 2000, the Company changed its name from New NiSource Inc. to NiSource Inc. Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company ends on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana. All references in the Plan and the Summary Plan Description to NiSource common shares are now references to common shares of the Company, par value $.01 per share ("Common Shares"). Except as described below, all of the terms of the Plan will continue to apply.

        In the merger, each Columbia shareholder received, for each of their Columbia common shares, either:

   1. $70 in cash, and $2.60 stated amount of a Company SAILS {SM}, which is a unit consisting of a zero coupon debt security and a forward equity contract having the terms described under "Description of the SAILS" in the Company's Joint Proxy
        Statement/Prospectus dated April 24, 2000, incorporated by reference under the heading "Where You Can Find More Information" below; or

   2. based on Columbia shareholder elections and subject to proration, the number of Company Common Shares equal to $74 divided by the average closing price of NiSource common shares for the 30 consecutive trading days ending two trading days before the completion of the merger, but not more than 4.4848 shares (plus cash in lieu of fractional shares, if any).


                                      9







        Units in the Columbia Stock Fund under the Plan were converted to units of the Company Stock Fund, cash and units in the SAILS Fund. Units in the Company attributable to Columbia common shares held in Employer Sources will be restricted from exchange into other investment funds until participants reach age 50. Units in the Company Stock Fund attributable to Before-Tax Sources, After-Tax Sources and Rollover Contribution Sources may be reinvested in other investment funds pursuant to a participant's investment election. The cash attributable to units in the Company Stock Fund held in Employer Sources, Before-Tax Sources, After-Tax Sources and Rollover Contribution Sources has been invested in the Fidelity Retirement Money Market Portfolio, but may be reinvested in other investment funds pursuant to a participant's investment election. The SAILS will remain in the SAILS Fund until sold by the Plan pursuant to the direction of an independent fiduciary appointed by the Plan. Periodically, the cash consideration received upon the sale of the SAILS will be transferred to the Fidelity Retirement Money Market Portfolio and may be reinvested in other investment funds pursuant to a participant's investment election.

   FINANCIAL INFORMATION

        Certain information regarding the performance of the funds described below has been extracted from materials provided to Columbia and the Company by the funds. Neither Columbia nor the Company has made any independent review of the accuracy of this information and, accordingly, makes no warranty or representation concerning this information. Performance information related to an investment in the funds will be updated periodically and can be obtained from Fidelity Management Trust Company, 99 High Street, Boston, Massachusetts 02110; telephone (800) 305-401K or on the internet at www.401k.com.


















                                     10






                                                      COLUMBIA SAVINGS PLAN
                                                       INVESTMENT OPTIONS


                                                       YTD         Annual    Annual     Annual    Annual     Annual
                                                      Return       Return    Return     Return    Return     Return
                                                  As of 9/30/00     1999      1998       1997      1996       1995
     Fund Name                                          %             %        %          %         %          %
     ---------                                    -------------     ----      ----       ----      ----       ----
     Fidelity Retirement Money Market                   4.60        5.04      5.36       5.43      5.31       5.79
     PIMCO Low Duration Instl                           5.44        2.97      7.16       8.24      6.14      11.93
     Fidelity Intermediate Bond                         6.06        0.96      7.32       7.57      3.65      12.81
     PIMCO Total Return Instl                           7.06       -0.28      9.77      10.17      4.69      19.79
     PIMCO Long-Term US Govt Inst                      11.50       -7.99     13.40      15.02      0.72      31.59

     Fidelity Balanced                                  4.27        8.86     20.22      23.45      9.34      14.90
     Fidelity Equity-Income                             4.48        7.15     12.61      29.98     21.03      31.81
     Fidelity Growth & Income                           2.06       10.42     28.31      30.17     20.02      35.38
     Fidelity Spartan US Eq Idx                        -1.46       20.66     28.49      33.04     22.73      37.18
     PIMCO StocksPlus Instl                            -1.08       20.13     28.33      32.85     23.07      40.52

     Fidelity Contrafund                               -0.28       25.03     31.57      23.00     21.94      36.28
     Fidelity Growth Company                           12.01       79.48     27.23      18.91     16.81      39.61
     Fidelity Magellan                                  0.11       24.05     33.63      26.59     11.69      36.82
     Vanguard US Growth                                 6.41       22.28     39.98      25.93     26.05      38.44
     Berger Small Cap Value Inst                       14.77       14.69      1.83      36.93     25.60      26.09

     Dreyfus Emerging Leaders                           6.59       38.26       8.56      33.91     37.40     n/a
     MAS Small Cap Value Inst                           4.90       26.02      -1.42      30.63     35.15      21.04
     Fidelity Overseas                                -11.64       42.89      12.84      10.92     13.10       9.06
     EuroPacific Growth                               -10.76       56.97      15.54       9.19     18.64      12.87
     Fidelity Europe                                   -2.30       18.69      20.77      22.89     25.63      18.84
     Fidelity Pacific Basin                           -23.49      119.61       8.26     -15.10     -2.76      -6.12

     NiSource Stock Fund                                 *         12.8       16.1       16.1      15.9       15.5

   Data presented is for the NiSource Stock Fund before NiSource's merger with Columbia Energy Group effective November 1, 2000. The Company consists of the old NiSource and Columbia Energy Group and thus the returns above are not necessarily applicable for the Company. In addition, the rate of return for the NiSource Stock
   Fund may include expenses that are applicable to the NiSource plans but are not applicable to the Columbia Savings Plan. Past performance is not indicative of future performance.


   All data presented is net of expenses.

   Source: Morningstar, Inc. except for Fidelity Retirement Money Market and NiSource Stock Fund.

   * Year to date information is not available for the NiSource Stock Fund.


                                     11







   AVAILABLE INFORMATION

        The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 3,500,000 Common Shares, to be offered and sold under the Plan to Plan participants who ceased to be employees of Columbia and its affiliates on or prior to November 1, 2000.

        The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents
   (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Requests for copies of such documents should be directed to NiSource Inc., Attention: Shareholder Services, 801 East 86th Avenue, Merrillville, Indiana 46410, Telephone (219) 853-5200.

                            COLUMBIA SAVINGS PLAN
                          SUMMARY PLAN DESCRIPTION

   This Prospectus covers securities that have been registered under the Securities Act of 1933. The date of this prospectus is November, 2000

   COLUMBIA SAVINGS PLAN

        The Columbia Savings Plan, previously known as the Thrift Plan, is another key component of the Columbia retirement program. Together with the Retirement Plan, Social Security and other personal savings vehicles, the Savings Plan can provide you with additional income to meet your financial objectives in retirement. The plan provides you with the power of choice. Power to choose how much you want to contribute and how you want to invest your money. And, to assist you as you take part in providing for your future financial well-being, Columbia matches the contributions you make up to 6% of your base pay. Among the plan's features:

   *    The power of choice is yours

        - You decide how much you want to contribute to the plan - from 1% to 19% of your base pay per pay period, subject to Internal Revenue Service (the "IRS") regulations - and the amount is deducted automatically from each paycheck


        - You elect whether to contribute on a before-tax and/or after-tax basis to the plan



                                     12







        - You decide how your contributions are invested from among various investment options

   *    You have an immediate right to your benefit

        - You are immediately vested in the value of your account, even the contributions Columbia makes on your behalf

   *    You receive Columbia's matching contributions

        - Columbia matches a portion of your contribution per pay period - up to 6% of your base pay - according to a formula that is based on which Retirement Plan approach you are covered under

   *    You have access to your account while you're still working

        - You either can take a loan from your account or have the option of taking several types of withdrawals

   *    You can get information anytime, 24 hours a day, 7 days a week

        - You can call Fidelity at 1-800-305-401K for information about your account

        -    You can access your account online at www.401k.com

           KEY TERMS FOR THE SAVINGS PLAN

           After-tax        Contributions that are withheld from your
           contributions    paycheck after taxes have been calculated and
                            withheld.


           Base pay Base pay is the amount of base salary or wages you receive per pay period, including sales commissions, before deducting any before-tax costs you pay for your benefits (i.e. 401(k), flexible spending and premium conversion account contributions) and before taxes or other payroll deductions are withheld. It doesn't include shift pay, overtime, temporary upgrading, lump sum awards, bonuses or any other special compensation.


           Before-tax       Contributions that are deducted from your
           contributions    paycheck before federal and most state taxes
                            are withheld - this lowers the amount of taxes that you have to pay because your taxable pay is lower.


                                     13







           Columbia's       Matching contributions Columbia contributes to
           contributions    your account based on the Retirement Plan
                            approach under which you are covered.


           Participation    Used to determine how much Columbia
           time             contributes on your behalf if you are covered
                            under the final average pay approach of the Retirement Plan and under the account balance approach prior to June 1, 2000.


           Vesting          The term referring to ownership of or
                            entitlement to a value - you are always 100% vested in the value of your Savings Plan account (including Columbia's matching contribution).


   ELIGIBILITY AND ENROLLMENT

   Generally, you're immediately eligible to participate in the plan if you are a regular active full-time, part-time or temporary Columbia employee (but not workers paid by outside agencies).
   To enroll in the plan, call Fidelity at 1-800-305-401K. When you call, you will be asked:

   *    To set up a Personal Identification Number (PIN)

   * To select what percentage of your base pay you want to contribute to the plan

   * Whether your contributions should be deducted from your pay on a before-tax and/or an after-tax basis

   *    How you want your money invested among the available funds

   You will receive a written confirmation of the elections you made when you enrolled in the plan within seven to 10 business days.

   Your actual payroll deductions will begin on the first payroll period after your enrollment is processed or, if that date is not administratively possible, on the next payroll period thereafter.

   NAMING A BENEFICIARY

   When you first join the Savings Plan, you will need to name a beneficiary for your Savings Plan account. Your beneficiary is the person or persons who will receive your account if you die before receiving it. You may choose anyone as your beneficiary. However, if you are married and you want to name someone other than your spouse as your beneficiary, current federal law requires that you must obtain

                                     14







   your spouse's written consent. Your spouse's consent, if given, must be witnessed by a notary public. A beneficiary designation form is included in the Savings Plan enrollment kit that you receive from Fidelity. If you do not complete a beneficiary designation form, your spouse (if you are married) or your estate (if you are single) will automatically become your beneficiary.

   YOUR CONTRIBUTIONS TO THE PLAN

   You decide how much you want to contribute to the plan through convenient payroll deductions. You can choose to contribute a combined total of 1% to 19% of your base pay per pay period before-tax and/or after-tax in the plan, in any whole percentage you choose, subject to IRS limits. Refer to the "Key Terms for the Savings Plan" section on page X for a definition of base pay.

   The IRS dollar limit for before-tax contributions for 2000 is $10,500. This limit is indexed periodically to reflect cost-of-living changes.

   You may change the amount you are contributing at any time during the year subject to any IRS limits that may apply. Any change will be effective as of the next payroll period or, if that date is not administratively possible, the next payroll period thereafter. To change the amount you are contributing or to stop your contributions altogether, call Fidelity or change your contribution online at www.401k.com. You may change your before-tax contributions only once a month. If you stop contributing to the plan, you should consider that you also lose your Columbia matching contributions that you would have otherwise been receiving during that period.

   BEFORE-TAX OR AFTER-TAX?

   With the Savings Plan, you have the power to choose whether to contribute to the plan on a before-tax and/or after-tax basis.

   If you contribute on a before-tax basis, your contribution is deducted from your paycheck before federal and, in most cases, state income taxes are withheld. That means, if you make before-tax contributions to the plan, you can save money that would otherwise go to pay taxes. So it costs you less to save more.

   Social Security taxes are withheld before contributions are deducted from your paycheck. That means that your savings will not have an effect on your Social Security benefit at retirement.

   If you decide to contribute on an after-tax basis, your contribution to the plan is deducted from your paycheck after your taxes have been withheld. If you save after-tax, the taxes you have to pay are not affected.




                                     15







   For example, assume it is after June 1, 2000, and you earn $40,000 a year and you want to save 6% of pay. This example shows how much further your money can go if you save before-tax rather than after-tax.

   BEFORE-TAX OR AFTER-TAX - THE DIFFERENCE

                                       Before-Tax           After-Tax
                                       ----------           ----------
          Your base pay                  $40,000             $40,000

          Before-tax savings (6%)      -$  2,400                None
                                       ---------             -------

          Taxable pay                    $37,600             $40,000

          Federal income tax*           -$ 5,100            -$ 5,772
                                        --------            --------

          After-tax pay                  $32,500             $34,228

          After-tax savings                 None           -$  2,400

          Spendable income               $32,500             $31,828

          Difference                     $   672

   * The taxes in this example are based on estimated federal taxes for 2000 for a single taxpayer using the standard deduction and one exemption. State taxes are not reflected. Your actual tax deferral will depend on your own tax situation.

   In this example, the fact that you have $672 more in your paycheck by contributing to the plan before-tax means that it really only costs you $1,728 to contribute $2,400 before-tax to the Savings Plan. Add to that Columbia's match of $1,800 ($0.75 for every $1.00 you contribute if you're hired on or after January 1, 2000 or you're covered under the account balance approach of the Retirement Plan) and the total going into your plan account is $4,200 - and it still only costs you $1,728. If state taxes are also deferred, your actual cost to contribute to the plan could be even lower.

   Of course, it's your choice whether to contribute to the plan on a before-tax and/or after-tax basis. You need to consider your personal savings goals and the advantages and limitations associated with each method. Some issues you should consider are found on the following table.






                                     16







   THINGS TO CONSIDER


                                           Before-Tax Contributions               After-Tax Contributions
                                           ------------------------               -----------------------
      Income taxes

      *  Contributions                     *  Since you defer paying income       *  You have no current tax
                                              taxes on what you contribute,          savings
                                              you have immediate tax savings

      *  Investment income                 *  You don't owe tax on investment     *  You don't owe tax on
                                              income until you receive payment       investment income until you
                                                                                     receive payment

      Loans                                *  Loans are available for any         *  Loans are available for any
                                              reason at any time, subject to         reason at any time, subject to
                                              IRS rules and plan restrictions        IRS rules and plan
                                                                                     restrictions

      Withdrawals                          *  Withdrawals before age 59 1/2       After-tax withdrawals can be made
                                              or termination of employment        for any reason
                                              are limited only to financial
                                              hardships as defined by the IRS

      Taxes for early distributions(1)     Distributions before age 59 1/2        Contributions have already been
                                           while you are still working and        taxed at ordinary income tax
                                           distributions before age 55 for        rates and are not subject to a
                                           employees who terminate employment:    10% additional penalty tax
                                                                                  (except for investment income
                                           *  Are subject to 10% penalty tax      withdrawn)
                                              if not due to death, disability
                                              or tax-deductible medical
                                              expenses

                                           *  Will also be taxed at ordinary
                                              income tax rates

      Distribution at retirement           Tax is due on contributions and        Tax is due only on investment
                                           investment income at time of           income at time of distribution
                                           distribution unless rolled over        unless rolled over

     (1) Refer to the section, "Taxes on Withdrawals," for information on how withdrawals are taxed.

   So, depending on your savings objectives and your need to access your contributions while you are still working at Columbia, contributing on a before-tax or after-tax basis or in combination may be best for you. Both methods offer a number of advantages depending on your personal situation.


                                     17







   ROLLOVER CONTRIBUTIONS

   You may be permitted to roll over into this plan the taxable portion of a distribution you received from another employer's qualified plan or a conduit IRA. By rolling the money over, you can continue to defer federal and state income tax on the money until you ultimately receive it. Rollovers must be at least $250. Rollovers are deposited into a Rollover Contribution Account within your Savings Plan account. You won't receive a matching contribution on any rollover you make to the plan. If you want to arrange a rollover, call Fidelity for more information.

   COLUMBIA'S MATCHING CONTRIBUTION

   Columbia will add to what you contribute - whether you contribute on a before-tax and/or after-tax basis - by matching up to the first 6% of your base pay you contribute per pay period. Beginning June 1, 2000, the amount of Columbia's matching contribution you receive depends on the Retirement Plan approach under which you are covered. The matching contributions you receive are automatically invested in the NiSource Stock Fund if you are under age 50. Once you reach age 50, you may diversify Columbia's matching contributions among any of the investment options available at that time. Any amount you contribute to the plan over 6% of base pay each pay period is not matched.

   IF YOU ARE HIRED ON OR AFTER JANUARY 1, 2000

   Generally, you automatically participate in the account balance approach under the Retirement Plan. Columbia will match your contributions at $0.75 for every $1.00 you contribute to the plan up to 6% of your base pay per pay period (except for participation between January 1, 2000 and June 1, 2000, when Columbia's match was $0.50 on the dollar).

   For example, if you earn $40,000 a year or $3,333.33 per month and choose to contribute 10% of your base pay or $333.33 per month, Columbia will match the first 6% of base pay you contribute. Here's what the match would look like:















                                     18









   THE MATCH - IF YOU'RE HIRED IN 2000 OR AFTER*


                                                             Portion of Your
           Your Monthly           Your Monthly            Monthly Contribution           What Columbia
             Base Pay             Contribution            that Columbia Matches           Adds Monthly
           ------------           ------------            ---------------------          --------------
                                      (10%)                       (6%)

       ($40,000 / 12 mos.)      ($3,333.33 x 10%)           ($3,333.33 x 6%)              ($200 x 75%)

            $3,333.33                $333.33                     $200.00                   $150.00


      And, if you contribute on a before-tax basis, it costs you even less to contribute because you defer paying taxes as well.

   * Between January 1 and June 1, 2000, Columbia's match was $0.50 for every $1.00 instead of $0.75 for every $1.00.

   IF YOU WERE HIRED BEFORE 2000 AND PARTICIPATE IN THE RETIREMENT PLAN ACCOUNT BALANCE APPROACH

   If you elected the account balance approach under Retirement Choice, beginning June 1, 2000, Columbia will match your contributions per pay period at $0.75 for every $1.00 you contribute to the plan up to 6% of your base pay per pay period. See the example under the heading "The Match -- If You're Hired in 2000 or After" for people hired after January 1, 2000 to see how the Columbia match is calculated.
   Before June 1, 2000, your match is determined under your prior match schedule based on your length of plan participation (see the following section).

   IF YOU WERE HIRED BEFORE 2000 AND PARTICIPATE IN THE RETIREMENT PLAN FINAL AVERAGE PAY APPROACH

   If you elected to be covered under the final average pay approach of the Retirement Plan, your Columbia match under the Savings Plan will be based on your length of participation in the Savings Plan. NOTE:
   UNLESS THE COLLECTIVE BARGAINING UNIT HAS OTHERWISE AGREED, THE COLUMBIA MATCH FOR MEMBERS OF COLLECTIVE BARGAINING UNITS IS BASED ON LENGTH OF PARTICIPATION AS DESCRIBED IN THIS SECTION, REGARDLESS OF WHEN YOU WERE HIRED. Each pay period, for every $1.00 you deposit in the plan - up to a maximum of 6% of your base pay - Columbia contributes to your account an amount which increases with your years of participation as shown in the following chart:





                                     19







   THE MATCH WITH THE FINAL AVERAGE PAY APPROACH

                                                                 121 Months
    Length of Participation         First 120 Months         through 240 Months          Over 240 Months
    -----------------------         -----------------       --------------------         ---------------
   Columbia's contribution for    $0.50 for every $1.00     $0.75 for every $1.00      $1.00 for every $1.00
   each $1.00 you deposit up to
   6% of base pay


     THE AMOUNT YOU RECEIVE FROM COLUMBIA INCREASES AS YOUR YEARS OF PARTICIPATION INCREASE.

   For example, if you earn $40,000 a year, or $3,333.33 per month, and choose to contribute 10% of base pay, or $333 per month, Columbia will match the first 6% of base pay you contribute - in this case about $200 per month. Here's what the match will look like, if you have five years of participation in the plan, 15 years or 25 years.


   THE MATCH - BASED ON LENGTH OF PARTICIPATION


                                                        Columbia's             Columbia's              Columbia's
                                                       Match If You           Match If You            Match If You
                                       Your             Have 5 Years           Have 15 Years           Have 25 Years
           Your Base Pay           Contribution        in the Plan             in the Plan             in the Plan
          --------------           ------------       -------------           -------------           -------------
                              (10%)                   (6% at $0.50 for        (6% at $0.75 for        (6% at $1.00 for
                                                      every $1.00)            every $1.00)            every $1.00)
      $3,333 per month        $333 per month          $100 per month          $150 per month          $200 per month


     Effective August 18, 1999, with the approval of the Savings Committee, any Columbia company may permit a percentage or amount of Columbia contributions other than those specified above. Such change will not violate any applicable collective bargaining agreements.

   THE VALUE OF THE MATCH

   Regardless of which match schedule applies to you, the Columbia match represents a significant addition to your Savings Plan account - at no cost to you. So, consider your contributions carefully. If you don't put in at least 6% to receive the full Columbia match available to you, you'll be walking away from "free money." And that's not something anyone would want to do for long.







                                     20







   KEY INVESTMENT TERMS

    Bonds Essentially loans or debts. They're issued by corporations, governments or municipalities to raise money. A bond certificate is like an I.O.U.; it shows the amount loaned (principal), the rate of interest to be paid on the loan and the date that the principal will be paid back (maturity date). Mutual funds that invest in bonds are called "income" funds.

    Capital             The amount of money you have invested.
                        "Preservation of capital" means trying to protect your investment so it doesn't lose value.

    Mutual funds        A kind of fund in which your money is pooled
                        with money from other investors and a
                        professional money manager buys and sells securities with this money to earn a profit for its investors. Each mutual fund has its own objective, based on a targeted level of investment risk and return.

    Return The rate an investment earns - it's expressed as a percentage. It generally refers to the change in value (increase or decrease in unit or share price) and any income earned on the investment.

    Stock               An  ownership share in a company called equity.
                        A company sells stock to raise money.


   YOUR INVESTMENT OPTIONS

   You can invest your contributions in your choice of the many professionally managed funds available to you. The matching contributions you receive are automatically invested in the NiSource Stock Fund. Once you reach age 50, you can redirect that money into any of the other investment options available at that time. No taxes apply to your before-tax contributions, the Columbia match you receive and any investment earnings until they are withdrawn from the plan.

   If you don't make investment decisions when you first enroll in the plan, your contributions will be invested in the Fidelity Retirement Money Market Portfolio.

   You may change your investment elections as often as daily by calling Fidelity between 8:30 a.m. and 8:00 p.m., your local time or accessing your account online at www.401k.com. When you call or log on, you can

                                     21







   choose to change the amount you are contributing, how your contributions are invested or both. Transactions are processed the same business day for transactions made by 4:00 p.m. Eastern Time and the end of the next business day if you make a transaction after 4:00 p.m. or on the weekend or on a holiday. You'll receive a written confirmation of your transaction from Fidelity within seven to 10 business days. Please review the fund prospectus for any limitations that apply.

   A summary of the investment options available to you is provided on the next 5 pages. Please review the fund prospectus for any fund you are considering before actually investing in that fund. You may request prospectuses by calling Fidelity or logging on to WWW.401K.COM.

   All investments carry risks - some more than others. The funds are shown in order from lower to higher risk. You need to understand the potential risks and rewards associated with each fund before investing. Generally, the funds that may provide higher return over the long term are the funds that have more risk associated with them, and the lower the risk, the lower the overall return.

   All mutual funds and the NiSource Stock Fund price(s) are based on the 4 p.m. closing price(s) on the stock exchange(s).

   You may invest your money in whole percentages in any of these funds. Separate investment elections must be made for your before-tax, after-tax contributions, rollovers and for Columbia's matching contribution if you are age 50 or older.

   For more complete information on your investment options, including fees and expenses, you should read the prospectus for the fund or funds you are considering.


      SAVINGS PLAN INVESTMENT OPTIONS

      FUND                            INVESTS IN                                         FUND OBJECTIVE
      ----                            ----------                                         --------------
      Fidelity Retirement             High quality, short-term money market securities   To preserve your investment,
      Money Market Portfolio          in which the U.S. government or its agencies       maintain a stable price, and
                                      guarantee timely payment of principal and          provide current income
                                      interest. These investments include U.S.
                                      Treasury notes and bills, and securities issued
                                      by certain government agencies. An investment in
                                      this portfolio is not guaranteed or insured by
                                      the FDIC or any other government agency.
                                      Although the money market fund seeks to preserve
                                      the value of your investment at $1.00 per share,
                                      it is possible to lose money by investing in
                                      this fund. Yield will vary.



                                                               22







      FUND                            INVESTS IN                                         FUND OBJECTIVE
      ----                            ----------                                         --------------

      PIMCo Low Duration Fund         All types of bonds, including U.S. government,     To provide current income while
      (Institutional)                 corporate, mortgage, and foreign. Most             preserving your investment
                                      investments are in short- and intermediate-
                                      maturity bonds. The fund maintains an average
                                      portfolio duration of one to three years
                                      (approximately equal to an average maturity of
                                      two to five years). Share price, yield and
                                      return will vary.


      Fidelity Intermediate           All types of investment grade bonds, including     To provide high current income
      Bond Fund                       foreign, U.S. government and corporate issues
                                      with intermediate maturities. The fund normally
                                      maintains an average maturity of three to 10
                                      years. "Investment grade" refers to bonds rated
                                      with medium to high quality. These intermediate-
                                      term bonds are considered less volatile than
                                      longer-term bonds but their prices will
                                      fluctuate more than those of short-term bonds.
                                      Share price, yield and return will vary.


      PIMCo Total Return Fund         All types of bonds, including U.S. government,     To provide high total return that
      (Institutional)                 corporate, mortgage and foreign. While the fund    exceeds general bond market
                                      maintains an average portfolio duration of three   indices
                                      to six years (approximately equal to an average
                                      maturity of five to 12 years), investments may
                                      also include short- and long-maturity bonds.
                                      Share price, yield and return will vary.


      PIMCo Long-Term U.S.            Primarily in high-quality, long-term U.S.          To provide high current income by
      Government Fund                 government securities. The fund maintains an       investing in high quality, longer-
      (Institutional)                 average portfolio duration of about 10 years and   maturity bonds
                                      a minimum average duration of eight years
                                      (approximately equal to an average maturity of
                                      20 years). The total rate of return is expected
                                      to be more volatile than that of short- and
                                      intermediate-term bond funds, due to the risk
                                      involved with longer-duration investments. Share
                                      price, yield and return will vary.










                                                               23







      FUND                            INVESTS IN                                         FUND OBJECTIVE
      ----                            ----------                                         --------------

      Fidelity Balanced Fund          A broad variety high-yielding U.S. and foreign     To provide as much income as
                                      securities of all types. The fund will have at     possible consistent with
                                      least 25% of all its assets in bonds and           preservation of capital. The fund
                                      preferred stocks, although the fund's manager      also considers the potential for
                                      will move the remainder of the fund's assets       capital growth
                                      into various securities depending on market and
                                      economic conditions. Share price, yield and
                                      return will vary.

      Fidelity Equity-Income Fund     Normally invests at least 65% of total assets in   To provide reasonable income while
                                      income-producing equity securities, which tend     considering the potential for
                                      to lead to investments in large cap stocks. The    capital appreciation. To provide a
                                      fund potentially invests in other types of         yield that exceeds the yield of
                                      equity and debt securities, including lower-       the securities in the Standard &
                                      quality debt securities. The fund may invest in    Poor's 500  Index (S&P 500)
                                      securities of domestic and foreign issuers.
                                      Share price and return will vary.

      Fidelity Growth &               Mainly in U.S. and foreign stocks. Primarily       To provide high total return
      Income Portfolio                selects companies that currently pay dividends     through a combination of current
                                      and carry the potential for increased earnings.    income and capital appreciation
                                      May also invest in bonds. Share price and return
                                      will vary.

      PIMCo StocksPlus Fund           S&P 500 index securities (primarily futures        To seek to achieve a total return
      (Institutional)                 contracts) backed by a portfolio of fixed-income   which exceeds that of the S&P 500
                                      instruments. The fund also can invest in the
                                      common stocks that comprise the S&P 500. Share
                                      price and return will vary.

      Spartan U.S.                    Primarily in the 500 companies that make up S&P    To match the total return of the
      Equity Index Fund               500  and in other securities that are based on     S&P 500
                                      the value of the Index. The fund's manager
                                      focuses on duplicating the composition and
                                      performance of the Index, as opposed to a
                                      strategy of selecting attractive stocks. Share
                                      price and return will vary.










                                                               24







      FUND                            INVESTS IN                                         FUND OBJECTIVE
      ----                            ----------                                         --------------

      Fidelity Contrafund             Primarily in common stock of domestic and          To increase the value of your
                                      foreign issuers. The fund invests in securities    investment over the long term
                                      of companies whose value it believes is not        through capital growth
                                      fully recognized by the public. Share price and
                                      return will vary

      Fidelity Growth                 Invests primarily in common stocks of domestic     To increase the value of your
      Company Fund                    and foreign issuers. The fund invests in           investment over the long term
                                      companies that it believes have above-average      through capital appreciation
                                      growth potential. Share price and return will
                                      vary.

      Fidelity Magellan Fund          Primarily in common stocks and securities          To increase the value of your
                                      convertible into common stock, but may also        investment over the long term
                                      invest in other types of securities in seeking     through capital appreciation
                                      its objective. The fund may invest in securities
                                      of domestic, foreign and multinational issuers.
                                      No more than 40% of the fund's assets may be
                                      invested in companies operating exclusively in
                                      any one foreign country. Share price and return
                                      will vary.

      Vanguard U.S. Growth Fund       Stocks of high-quality, seasoned, primarily U.S.   To provide the potential for long-
                                      companies with records of exceptional growth and   term growth of capital
                                      above-average growth. The companies usually have
                                      market values well above $1 billion each and
                                      typically have strong positions in their
                                      markets, reasonable financial strength and low
                                      sensitivity to changing economic conditions.

      Berger Small Cap Value Fund     Small capitalization stocks, whose stock prices    To provide the potential for long-
      (Institutional)                 are believed to be undervalued.  The companies     term growth of capital by
                                      have low prices relative to their assets,          investing in small capitalization
                                      earnings, cash flow or business franchise;         stocks
                                      products and services that give them a
                                      competitive advantage; quality balance sheets;
                                      and strong management.










                                                               25







      FUND                            INVESTS IN                                         FUND OBJECTIVE
      ----                            ----------                                         --------------

      Dreyfus Emerging Leaders        Focuses on small companies with capitalization     To provide the potential for long-
      Fund                            of less than $1.5 billion with above-average       term growth of capital by
                                      earnings or sales growth, above average            investing in small capitalization
                                      retention of earnings and relatively high P/E      stocks
                                      ratios.  The companies offer new or innovative
                                      products, services or processes that may boost
                                      earnings growth.  Share price and return will
                                      vary.

      MAS Small Cap Value Fund        Seeks return consistent with reasonable risk by    To provide the potential for long-
      (Institutional)                 investing in common stocks of companies with       term growth of capital by
                                      market capitalization similar to those of          investing in small capitalization
                                      companies in the Russell 2000 Index .              stocks
                                      Identified stocks are undervalued.  Sector
                                      weightings normally are kept within 5% of the
                                      Russell 2000 Index

      Fidelity Overseas Fund          Normally invests at least 65% of total assets in   To increase the value of your
                                      foreign securities. Invests primarily in common    investment over the long term
                                      stocks. Share price and return will vary. A 1%     through capital growth
                                      redemption fee will be charged for shares held
                                      less than 30 days.

      American Funds EuroPacific      Invests primarily (65%) in stocks of companies     To increase the value of your
      Growth Fund                     outside of the United States. Investments          investment over the long term
                                      include strong growth companies based chiefly in   through capital growth
                                      Europe and the Pacific Basin, ranging from small
                                      to large corporations.

      Fidelity Europe Fund            Normally invests at least 65% of total assets in   To increase the value of your
                                      common stocks of European issuers. A 1%            investment over the long term
                                      redemption fee will be charged for shares held     through capital growth
                                      less than 30 days. Share price and return will
                                      vary.

      Fidelity Pacific                Normally invests at least 65% of total assets in   To increase the value of your
      Basin Fund                      common stock of issuers that have their            investment over the long term
                                      principal activities in the Pacific Basin. A       through capital growth
                                      1[1/2]% redemption fee will be charged for
                                      shares held less than 90 days. Share price and
                                      return will vary.





                                                               26







      FUND                            INVESTS IN                                         FUND OBJECTIVE
      ----                            ----------                                         --------------

      NiSource Stock Fund             A fund that pools your money with that of other    To increase the value of your
                                      employees to buy shares of NiSource stock and an   investment over the long term by
                                      amount of short-term investments designed to       investing in the common stock of
                                      allow you to buy or sell every business day        your company
                                      without the usual trade settlement period for
                                      individual stock transactions. Your ownership is
                                      measured in units of the fund instead of shares
                                      of stock. This is neither a mutual fund nor a
                                      managed investment option.

   NOTE: The above list also represents the predetermined order of loans and withdrawals in descending order. Loan repayments will be credited to your account in the reverse order.

   STATEMENT OF YOUR ACCOUNT

   As a plan participant, you will receive a statement of your plan account quarterly from Fidelity that shows your account balance as of the end of the most recent quarter. Check your statement to be aware of your account activity. Please contact Fidelity within 30 days of receiving your statement if you think there's an error.

   Your account is valued by Fidelity at the close of every business day. You can call Fidelity or log on to your account at WWW.4K.COM seven days a week to review your current account balance.

   LOANS FROM THE PLAN

   Although the plan is designed with a focus on your financial well-being in retirement, there may be times when you need to access your account while you are still working. That's why the plan has a loan feature. You may apply for a loan from the plan if you need access to your money while you are still working by calling Fidelity.

   When you take a loan from the plan, you are borrowing from yourself and paying yourself back with interest. If you pay your loan back as agreed, your loan is not subject to income or penalty taxes.

   In general, the maximum amount you can borrow is 50% of your account balance up to $50,000, reduced by your highest outstanding loan balance in the preceding 12 months. The minimum you can borrow is $1,000. The following rules also apply:

   *    Only two loans can be outstanding at any time

   * The loan will be repaid to your account on a substantially level basis through payroll deductions in addition to your regular Savings Plan contributions

   * Loans are taken from your investment options in a certain order. See Savings Plan Investment Options.

   * The loan term can be from one to five years (10 years if the loan is to purchase your primary residence), as long as you have enough in your paycheck to cover the repayment each pay period. You may also make a lump sum repayment of your loan at any time

   * The interest rate charged on the loan will be a fixed rate based on the prime rate of interest as published in the WALL STREET JOURNAL plus 1% on the last business day of the month before the loan is made

   * If you leave the Plan or Columbia, retire, die or go on long-term disability before paying back your loan, your loan balance must be repaid within 90 days. You must make up any missed loan payments within 90 days of when the payment was due. Otherwise, your entire outstanding loan balance will be considered a distribution and may be subject to regular income tax and a 10% penalty tax for early distribution

   * Loans will be processed and serviced by Fidelity. Fidelity will charge an up-front administrative fee of $35 per loan and $15 each year the loan is outstanding. Loans are processed daily. Typically, you can expect to receive a check within five to eight business days after your loan is approved. You'll also sign a Promissory Note which serves as your personal guarantee that you'll repay the loan

   When you request a loan, there's a certain order among the different types of contributions in your account that the loan is taken from. Funds for your loan are withdrawn in the following order:


   *    Columbia's matching contributions

   *    Your before-tax contributions

   *    Columbia's matching contributions


   * Your after-tax contributions (including any prior lump sum deposits you made to the plan)

   And, when you pay the loan, the order is reversed; payback starts with your rollover contributions.

   WITHDRAWALS WHILE YOU'RE STILL WORKING

   The IRS allows the tax advantages of before-tax contributions to make it easier to save for retirement. For this reason, your opportunities to take withdrawals from your before-tax contributions while you are still working before you are age 59 1/2 are limited to financial hardships. After age 59 1/2, you can withdraw up to the full value of your account for any reason. You can also withdraw your after-tax contributions(including any prior lump sum deposits you made to the plan), rollover contributions and Columbia's matching contributions plus any earnings on these contributions for any reason.

   If you make a withdrawal for any reason, your withdrawal cannot be repaid to your Savings Plan account. To apply for any kind of withdrawal, call Fidelity.

   Your withdrawal will be taken from your contributions in this order:

   *    Rollover contributions

   * Your after-tax contributions (including any prior lump sum contributions)

   * Columbia's matching contributions on your after-tax contributions and before-tax contributions tax contributions

   TAXES ON WITHDRAWALS

   Withdrawals of before-tax contributions, Columbia's matching contributions, rollover contributions and any earnings (including any earnings on your after-tax contributions or prior lump sum deposits) are subject to federal and state income taxes when received. Federal taxes are withheld at 20%, unless the withdrawal is directly rolled over (see the section "Rollovers"). Different tax rules apply to any hardship withdrawal of your before-tax contributions - your withdrawal is not eligible to be rolled over and is taxed at 10% unless you elect no withholding.

   A 10% federal tax penalty may also apply to the taxable portion of your withdrawal, unless you make the withdrawal:

   *    After age 59 1/2, or

   *    To meet tax-deductible medical expenses


   Your after-tax contributions are not taxed when you withdraw them from the plan (although any earnings on the value of those contributions would be taxable and subject to the 10% penalty).

   WITHDRAWALS OF YOUR AFTER-TAX, ROLLOVER AND COLUMBIA'S MATCHING
   CONTRIBUTIONS

   You may make a partial withdrawal of your after-tax , rollover or prior lump sum contributions and Columbia matching contributions (including any gains thereon) while you're still working. You can request a minimum withdrawal of $250. Only two partial withdrawals may be made in any 12-month period.

   Although you're not taxed on the withdrawal of your after-tax contributions (including any prior after-tax lump sum contributions), you will be taxed on their earnings, if any, and the value of any rollover contributions and Columbia matching contributions. All of your after-tax deposits made to the plan before January 1, 1987 can be withdrawn during active employment for any reason with no taxes applied to the withdrawal.

   Your after-tax deposits made to the plan after December 31, 1986 can also be withdrawn for any reason, but they are not free from taxes. Once you have withdrawn all pre-1987 after-tax contributions, a portion of each subsequent withdrawal of after-tax contributions may be considered investment earnings and will be taxable.

   If you are withdrawing Columbia's matching contributions, your contributions will be suspended for a period of six months. To restart your contributions, you must call Fidelity. You cannot withdraw Columbia's matching contributions until you have withdrawn all of your after-tax contributions.

   There is also an order of withdrawal from the investment options (Refer to page xx). Withdrawals from the mutual funds are made in cash. Withdrawals from the NiSource Stock Fund may be made in cash and/or stock at your request.

   FINANCIAL HARDSHIP WITHDRAWALS OF BEFORE-TAX CONTRIBUTIONS

   Before age 59 1/2, you can withdraw your before-tax contributions for financial hardships as defined by the IRS. You may withdraw up to 100% of your before-tax contributions. Investment earnings cannot be withdrawn until you reach age 59 1/2 or leave Columbia. The minimum hardship withdrawal you can request is $250. If you are no longer working for Columbia, you are limited to two partial withdrawals in 12 months.

   IRS regulations currently define financial hardship as:

   *    Purchase of your primary residence (but not mortgage payments)

   * Substantial uninsured medical expenses for yourself, your spouse or your dependents

   * Tuition and related educational fees (including room and board) for up to the next 12 months of post-secondary education for yourself, your spouse or your dependents

   * Prevention of eviction from, or foreclosure on, your primary residence

   You will have to provide documentation of the hardship showing an immediate and serious financial need and the amount required to meet the hardship. Your withdrawal generally cannot be more than the amount required to meet the financial hardship, plus a reasonable estimate of amounts needed to pay federal, state or local income taxes or penalties, up to certain limits.

   When you take a hardship withdrawal, the IRS also imposes certain other rules that will affect your plan participation:

   * If you take a hardship withdrawal, you will not be allowed to contribute to the plan for one year. Following the one-year suspension period, you may re-enter the plan at any time -- you must call Fidelity to start contributing again once the year is up

   * If you can take a loan from the plan, you must take a loan prior to applying for a hardship withdrawal -- unless repaying the loan in itself would be a hardship

   * You will need to withdraw any available after-tax contributions, rollover contributions and Columbia matching contributions plus the gain on those contributions first

   * The maximum IRS dollar limit on before-tax contributions during the year after your suspension will be reduced by the amount you contributed to the plan in the year you took the hardship withdrawal

   You will also need to sign a statement indicating that other financial resources have been exhausted.

   WHAT HAPPENS TO YOUR ACCOUNT WHEN YOU'RE DISABLED OR ON LEAVE

   When you aren't being paid by Columbia, such as when you're disabled or when you are on an unpaid leave of absence, military service, unpaid sick leave or another authorized leave of absence, your contributions to the Savings Plan automatically stop. You continue to earn credit for your participation during this time, however. If your military service qualifies, you may be entitled to make up any missed contributions and receive Columbia matching contributions on those amounts you contribute.

   The money already in your account will remain in the plan invested according to your most recent investment elections. Refer to "When Your Account Is Paid" for information on receiving your plan account.

   WHEN YOUR ACCOUNT IS PAID

   You are entitled to the full value of your account as soon as possible after:

   *    You retire

   *    You leave Columbia

   *    You become totally disabled

   If your account value is over $5,000, you can elect to receive the value of your account in an immediate single lump sum payment or you may defer payment to a later date. If you defer payment to a later date, your money will remain invested in the plan's investment options. You can change your investment elections at any time under the regular rules of the plan. You must take a distribution from your account value by the end of the quarter preceding your 69TH birthday. If your account value is $5,000 or less, it will be automatically paid to you in a single lump sum payment.

   You may request that your account in the NiSource Stock Fund be paid to you in shares of NiSource common stock, in cash or in a combination of the two.

   If you die before receiving the value of your account, it will be transferred to your spouse or other beneficiary you have named under the rules of the plan and paid pursuant to the terms of the Plan. (See the section "Naming a Beneficiary.")

   TAX ADVANTAGES FOR YOU.

   One of the major advantages of the Savings Plan is that you can reduce your current taxes while you are participating. As long as you do not withdraw the money, you will not pay federal taxes on:

   *    Your before-tax contributions

   *    Columbia's matching contributions

   *    Investment earnings

   *    Rollover contributions

   When your account value is paid out in cash, the value of your before-tax contributions, Columbia's matching contributions, any rollover contributions and any investment earnings is taxable as ordinary income and if you are under age 59 1/2 an additional 10% penalty tax for early distribution may apply.

   The additional 10% penalty tax will not apply if:

   * You roll the money into an Individual Retirement Account (IRA) or another employer's qualified plan within 60 days of the date the money was paid to you

   *    You use the money to pay tax-deductible medical expenses

   *    You leave Columbia after age 55

   * You die or become disabled and a distribution is made because of one of these reasons

   * You make a withdrawal after reaching age 59 1/2 while you are still actively employed by Columbia

   * The payment is made to comply with a Qualified Domestic Relations Order (QDRO)

   Your lump sum payment will automatically have 20% withheld toward the federal income taxes you will owe for the year (except for certain death benefits). This 20% is not an additional tax but it does accelerate the collection of taxes payable for the year. You can avoid this withholding by directly rolling over the taxable portion of your lump sum to another employer's qualified plan or to an IRA.

   To the extent that you receive shares of NiSource stock, your tax liability is based on the cost to the plan of purchasing the stock for before-tax contributions, matching contributions and/or earnings on after-tax contributions to your account. This value is taxed at ordinary income tax rates. No withholding is required on a distribution consisting solely of NiSource stock. Tax on any gain on the stock is deferred until you actually sell the stock. At that time, any gain is taxed at the capital gains tax rate.

   ROLLOVERS

   You can postpone ordinary income tax, avoid the mandatory withholding and postpone or avoid the 10% additional tax if you "roll over" the taxable portion of your distribution directly to an IRA or another employer's tax-qualified plan. If you choose a direct rollover, you will not pay federal or state income taxes until you receive the money from the IRA or the other employer's plan.

   To make a direct rollover, you must contact Fidelity. A Fidelity representative will ask you for specific information on the IRA or the other employer's plan to which you are requesting the roll over and let you know if a rollover is available to you.

   WHEN BENEFITS ARE NOT PAID

   This section describes how the plan provides you or your beneficiary with benefits. It is important that you understand the conditions under which benefits could be less than expected or not paid at all or limited, including:

   * If, as the result of a divorce, you are responsible for child support, alimony or marital property rights payments, all or a portion of your benefits could be assigned to meet these payments if a court issues a Qualified Domestic Relations Order (QDRO)

   * If a judgment, court order or settlement agreement entered into on or after August 5, 1997, requires payment from your account for breaches of fiduciary duty, crimes against the plan or Department of Labor (the "DOL") or Pension Benefit Guaranty Corportation (the "PBGC") enforcement.

   * If the investment funds you choose experience losses, the value of your assets can decrease

   * If you are affected by total annual contribution limits under federal law, the amounts you and Columbia contribute on your behalf may be limited. Total annual contributions to certain benefit plans like this plan cannot exceed 25% of your compensation or $30,000, whichever is less, under federal law. If you are affected by these limits, you will be notified

   * If the plan does not pass required nondiscrimination tests, all or a portion of the contributions made on behalf of highly compensated employees may be reduced. Nondiscrimination tests are required by law to ensure a fair mix of contributions from employees at all income levels. If you are affected by these limits, you will be notified

   WHEN PARTICIPATION ENDS

   Your participation in the Savings Plan ends when:

   *    You are no longer an eligible employee

   *    Your employer terminates its participation in the plan

   *    The plan ends

   * Your employment ends other than for retirement or total disability

   *    You die

   Note: If you transfer to an affiliated company which does not participate in the plan, this event will not terminate your participation in the plan, but you may not make any further deposits or contributions.

   PLAN ADMINISTRATION

   This section provides information about the Savings Plan. It is provided in compliance with the Employee Retirement Income Security Act of 1974 (ERISA), as amended. ERISA was designed to protect your rights under your benefit plans. While you should not need these details on a regular basis, the information may be useful if you have specific questions about the Savings Plan.

   TYPE OF PLAN AND GENERAL INFORMATION

   The Savings Plan is a 401(k) profit sharing plan. The Savings Plan intends to maintain its status as a tax qualified retirement plan under section 401(a) of the Internal Revenue Code. A determination concerning the continued tax qualified status of the Savings Plan under IRC section 401(a) has and will continue to be obtained periodically from the IRS.

   PLAN YEAR

   For government filing and reporting purposes, the official plan year for the Savings Plan is the calendar year, January 1 through December 31.

   PLAN TRUSTEE AND INVESTMENT MANAGERS

   The plan's assets are held in a trust fund.

   The plan trustee is responsible for holding the assets of the trust fund according to the participants' and the Company's directions and for distributing plan payments. The money in the trust fund is set aside for the exclusive benefit of plan participants and their beneficiaries. The trustee for the Savings Plan is Fidelity Management Trust Company (FMTC), 99 High Street, Boston, MA 02110; Telephone number: 1-617-563-5773. The following are Investment Managers of the funds offered by the Plan: Fidelity funds -- Fidelity Management & Research Company; PIMCo funds -- Pacific Investment Management Company; Vanguard U.S. Growth Portfolio -- Lincoln Capital Management; Berger Small Cap Value Fund -- Berger LLC; Dreyfus Emerging Leaders -- Dreyfus Corporation; MAS Small Cap Value Fund -- Miller, Anderson & Sherrerd; and American Funds EuroPacific Growth Fund -- Capital Guardian Management & Research.

   VOTING OF NISOURCE COMMON STOCK AND OTHER ISSUES RELATING TO SHARE OWNERSHIP OF NISOURCE

   You are entitled to exercise voting, tender offers and similar rights with respect to NiSource Common Stock held by FMTC on behalf of the Savings Plan. At NiSource shareholders' meetings, FMTC will vote shares in accordance with instructions from Savings Plan participants. Failure to instruct FMTC will be deemed a directive not to vote such shares unless required by law.

   In the event of a tender offer or any other option to buy or exchange shares of NiSource Common Stock, you may direct FMTC, as Trustee, to tender or exchange your shares or shares represented by your units in the NiSource Stock Fund. Failure to give the Trustee instructions is deemed to be direction to leave the shares invested in NiSource Common Stock.

   VOTING OF MUTUAL FUND SHARES At each annual or special stockholders' meeting of any mutual fund (including non-Fidelity mutual funds), FMTC will send you a copy of the notice and all proxy solicitation materials for each mutual fund which you own, together with a voting direction form for return to Fidelity. You will have the right to direct FMTC as to the manner in which FMTC is to vote the shares credited to your accounts.

   FMTC will vote the shares as directed by you. FMTC will not vote shares for which it has received no directions from you.

   With respect to all rights other than voting, tender, or similar rights, unless otherwise required by law, FMTC will follow your directions and, if no such directions are received, the directions of the Savings Plan Committee.

   PLAN EXPENSES

   Except for expenses related to the acquisition and maintenance of loans and the Fidelity Funds -- Overseas, Pacific Basin and Europe redemption fees, Columbia will pay the recordkeeping, administrative services and Trustee's fees of the plan. Expenses, including brokerage fees and transfer taxes, are charged to each of the investment options. Management fees are paid by each mutual fund to each of the investment advisors for managing the mutual fund's investments and business affairs. Management fees and other expenses are reflected in the mutual funds' share prices or dividends and are not charged directly to the participant's account.

   PLAN AND EMPLOYER I.D. NUMBERS

   The Employer Identification Number (EIN) assigned by the Internal Revenue Service for Columbia Energy Group is 13-1594808. The Plan Identification Number assigned by Columbia is 002. You should refer to these numbers in any formal correspondence with a U.S. government agency about the Plan.

   PLAN SPONSOR/ADMINISTRATOR

   Columbia Energy Group is the plan sponsor. The plan administrator is the Savings Plan Committee. The plan administrator has the sole authority to interpret the terms of the plan. You may contact the plan sponsor and administrator at:

   Plan Sponsor:
   -------------
   Columbia Energy Group
   Attention: Corporate Benefits
   13880 Dulles Corner Lane
   Herndon, VA 20171-4600
   Telephone Number: 1-703-561-6000

   Plan Administrator:
   -------------------
   The Savings Plan Committee
   Columbia Energy Group
   13880 Dulles Corner Lane
   Herndon, VA 20171-4600
   Telephone Number: 1-703-561-6000

   Process may be served on the Plan Administrator through the designated agent for legal process: Secretary, Columbia Energy Group, 13880 Dulles Corner Lane, Herndon, Virginia 20171.

   PARTICIPATING COLUMBIA COMPANIES

   Any Columbia company, by action of its board of directors, may participate in the Plan as a participating company and may withdraw from participation in the Plan upon written notice to Columbia and the Trustee.

   PLAN DOCUMENTS

   The complete details of the plan are contained in the plan documents (Plan text and Trust Agreement) which govern the rights and obligations of participants, beneficiaries and Columbia under the plan. These plan documents will govern in the event of any questions or disputes involving the plan. Periodically, you will be given updates to this information which, after reading, you should store with this document.

   NiSource's and the Savings Plan's periodic reports under the Securities Exchange Act of 1934 have been filed with the Securities and Exchange Commission ("Commission") and may be inspected without charge by anyone at the office of the Commission at 450 Fifth Street, NW, Washington, DC, 20549. Upon the written or oral request of any such participant, NiSource will provide without charge a copy of the Plan text and Trust Agreement as well as a copy of any or all of the documents which have been incorporated by reference in this material, other than exhibits to such documents. Written request for copies of such documents should be addressed to Columbia Savings Plan, 13880 Dulles Corner Lane, Herndon, Virginia 20171 Telephone (703) 561-6000. Copies of these documents will be furnished to you within 31 days.

   All documents subsequently filed by NiSource and the Columbia Savings Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, and which are filed prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this material and to be a part hereof from the date of filing such documents.

   ASSIGNMENT OF BENEFITS

   Your Savings Plan benefits may not be pledged, assigned, sold, or any lien placed thereon, except (1) for a transfer to your designated beneficiary or legal representative upon your death or mental incompetency (2) by a QDRO ("Qualified Domestic Relations Order"),
   (3) in accordance with certain judgments, decrees or orders issued or settlement agreements entered into on or after August 5, 1997, relating to breaches of fiduciary duty, crimes against the plan, or DOL or PBGC enforcement, (4) Federal and state income tax withholding,
   (5) loans, or (6) as otherwise required by law or applicable court order.

   QDRO

   A QDRO is a legal judgment, decree, or order that recognizes the rights of an alternate payee under the Savings Plan with respect to child or other dependent support, alimony, or marital property rights.

   If you become legally separated or divorced, a portion or all of your benefit under the Savings Plan may be assigned to someone else to satisfy a legal obligation you may have to a spouse, former spouse, child or other dependent.

   There are specific requirements the order must meet to be recognized by the plan administrator and specific procedures regarding the amount and timing of payments. You may request a copy of these procedures from the plan administrator.

   IF THE SAVINGS PLAN BECOMES TOP HEAVY

   Under a complicated set of IRS rules set out in the plan documents, the plan may become a top-heavy plan. A top-heavy plan is one where more than 60% of the benefits have been allocated to "key employees." Key employees are generally owners, officers, shareholders or highly compensated employees. The plan administrator is responsible for determining whether a plan is top heavy each year. In the unlikely event that the plan becomes top heavy in any year, non-key employees may be entitled to certain minimum benefits and special rules will apply. The plan administrator will advise you of your rights under the top-heavy rules if the plan becomes top heavy.

   FUTURE OF THE PLAN

   Columbia reserves the right to change or end the plan at any time. Columbia's decision to change or end the plan may be due to changes in the federal or state laws governing benefits, the requirements of the Internal Revenue Code or ERISA, or any other reason. In the event of a plan termination, any expenses which are owed by the plan or by participants' accounts will be paid and the remaining plan assets will be distributed in a manner that complies with federal law. If any change adversely affects your rights to the use or withdrawal of your benefits, you will have the right within 90 days after the effective date of such change to withdraw your entire account, except before-tax contributions. You may not participate in the plan for 6 months following such a withdrawal.

   PLAN COVERAGE FOR BARGAINING UNIT EMPLOYEES

   Members of collective bargaining units participate in the Plan and policies described in this guide to the extent provided in their collective bargaining agreements.

   YOUR RIGHT TO APPEAL

   If your claim to a benefit under the Savings Plan is denied in whole or in part, you (or your beneficiary) will be notified in writing by the plan administrator for the plan within 90 days of the receipt of your claim (180 days if special circumstances apply). This written notice will include:

   *    The specific reason(s) for the denial

   *    References to the plan provision(s) on which the denial is based

   * A description of any additional material or information that is necessary to perfect the claim, and

   *    The procedures for appealing the decision

   You or your authorized representative may review all documents related to any denial of benefits. If you disagree with the plan administrator's decision, you have 60 days from the receipt of the original denial to request a review. This request should be in writing and sent to the Savings Plan Committee at the following address:

   The Savings Plan Committee
   13880 Dulles Corner Lane
   Herndon, VA 20171-4600

   The claim will be reviewed and you will receive written notification of a decision within 60 days. If special circumstances require more time for this process, you will be notified in writing no later than 120 days after the receipt of your request. Again, you will be told why your claim was denied and which plan provisions support that decision. All determinations of appeals made by the plan administrator are final and binding.

   YOUR ERISA RIGHTS

   The Savings Plan is subject to Titles I, II and III of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. It is not subject to Title IV of the Act. Thus, it is not subject to PBGC termination insurance and benefits are not insured.

   As a participant in the Savings Plan, you have certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

   * Examine, without charge, at the plan administrator's office and at other specified locations, such as worksites and union halls, all plan documents including insurance contracts, collective bargaining agreements, and copies of documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

   * Obtain, upon written request to the plan administrator, copies of documents governing the operation of the Savings Plan.

   * Receive a summary of the Savings Plan's annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report

   In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plans. The people who operate your plans, called "fiduciaries" of the plans, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining Savings Plan benefits or exercising your rights under ERISA.

   If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim.

   Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or a federal court. In addition, if you disagree with the plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.

   If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

   If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

   YOUR EMPLOYMENT

   Your eligibility or your right to benefits under the Savings Plan should not be interpreted as a guarantee of employment. Columbia's employment practices are made without regard to the benefits it offers as part of your total compensation.

   OTHER

   ONLY NISOURCE CAN GIVE YOU INFORMATION

   No person has been authorized to give any information or to make any representations, other than those contained in this document, in connection with this document and, if given or made, such information or representations must not be relied upon as having been authorized by NiSource. This document does not constitute an offer of any securities other than those to which it relates or an offer to those to which it relates in any jurisdiction to any person to whom it is unlawful to make such offer. Neither the delivery of this document nor any sales hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein since the date hereof.

   RESTRICTIONS ON RESALES BY OFFICERS AND DIRECTORS

   An "affiliate" of NiSource is defined in Rule 144 under the Securities Act of 1933 as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with NiSource. In general, officers and directors of NiSource may be considered affiliates and must resell stock pursuant to the registration requirements of the Securities Act of 1933 or an exemption therefrom. The usual exemption is Rule 144 under the Act, which limits the number of shares which you may sell in any three-month period to the greater of (a) 1% of NiSource's outstanding shares of common stock, or (b) the average weekly trading volume in the common stock over the prior four-week period. NiSource's Section 16 officers and directors may be subject to short-swing profit liabilities, under Section 16(b) of the Securities Exchange Act of 1934 and Section 17(b) of the Public Utility Holding Company Act of 1935, if they sell any NiSource securities within any period of less than six months before or after any purchase of such securities.

                           LIMITATION OF LIABILITY

   Neither the Company, Columbia, nor any of their agents (including the Company or Columbia if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   The Company does not anticipate that it will realize any net proceeds from the issuance of its Common Shares under the Plan.

                            PLAN OF DISTRIBUTION

   The Common Shares being offered hereby are offered pursuant to the Plan, the terms of which provide for the issuance of Common Shares in connection with investment of participant and employer contributions to the Plan.

                        DESCRIPTION OF COMMON SHARES

   The Company's certificate of incorporation authorizes the issuance of 400,000,000 Common Shares. The description of the Common Shares is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements and schedules of NiSource incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Columbia incorporated in this document by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                LEGAL MATTERS
   Certain legal matters in connection with the Company's Common Shares offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with the offering are as follows:


        Registration fee under the Securities Act    $         0*
        Legal fees and expenses                      $    15,000
        Accounting fees and expenses                 $     5,000
        Miscellaneous                                $    15,000
                                                     $    ------
                           Total                     $    35,000

        * Registration fee was previously paid in connection with the filing by the Registrant of the Registration Statement on Form S-4 (File No. 333-33896-01).

   ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Delaware General Corporation Law permits a corporation to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving as such with respect to another corporation at the request of the corporation, if that person acted in good faith, in the case of conduct in his or her official capacity, that person reasonably believed his or her conduct to be in the best interests of the corporation, or in the case of all other conduct, that person reasonably believed his or her conduct was not opposed to the best interests of the corporation, and with respect to any criminal action, that person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her actions were unlawful.

        A corporation must indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, because he or she is or was a director or officer or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, if the person has been wholly successful in defense of the proceeding on the merits or otherwise. A corporation may advance expenses, including attorneys' fees, to any director or officer who is a party to a proceeding in advance of final disposition of the proceeding if the director or officer furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the director did not meet the required standard of conduct. Amounts to be indemnified include judgments, penalties, fines, settlements and reasonable expenses that were actually incurred by the person. However, if the proceeding was by or in the right of the corporation, the person will be indemnified only against reasonable expenses incurred and indemnification will not be provided if the individual is adjudged liable to the corporation in the proceeding.

        The Company's certificate of incorporation permits the Company to indemnify directors, officers, employees and agents of the corporation and its wholly-owned subsidiaries to the fullest extent permitted by law.
        As authorized under the Company's By-Laws and the Delaware General Corporation Law, the Company and its subsidiaries maintain insurance that insures directors and officers for acts committed in their capacities as such directors or officers that are determined to be not indemnifiable under the Company's indemnity provisions.

        Section 6.10 of the Agreement and Plan of Merger dated as of February 27, 2000, as amended and restated as of March 31, 2000, among Columbia Energy Group, NiSource Inc., New NiSource Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp. (the "Merger Agreement") provides for indemnification by the Company under certain circumstances of the directors and officers of Columbia. Additionally, the Merger Agreement provides that the Company will maintain Columbia's existing officers' and directors' insurance policies or provide substantially similar insurance coverage for at least six years.

   ITEM 16.   EXHIBITS.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   ITEM 17.   UNDERTAKINGS.


   The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrillville, State of Indiana, on November 28, 2000.


                            NISOURCE INC.
                            (Formerly named "New NiSource Inc.")
                            (Registrant)


                            By:   /s/ Gary L. Neale
                                 ---------------------------------------
                                 Gary L. Neale
                                 Chairman, President and
                                 Chief Executive Officer


              Signature                                 Title                             Date
              ---------                                 -----                             -----
     /s/ Gary L. Neale                          Chairman, President               November 28, 2000
     -----------------------                    and Chief Executive Officer
     Gary L. Neale                              (Principal Executive Officer)


     /s/ Stephen P. Adik                        Vice Chairman                     November 28, 2000
     -----------------------
     Stephen P. Adik


     /s/  Michael W. O'Donnell*                 Executive Vice President          November 28, 2000
     ---------------------------                and Chief Financial Officer
     Michael W. O'Donnell                       (Principal Accounting Officer)


     /s/  Steven C. Beering*                    Director                          November 28, 2000
     ---------------------------
     Steven C. Beering


     /s/  Arthur J. Decio*                      Director                          November 28, 2000
     ---------------------------
     Arthur J. Decio





                                                               46







     /s/  Dennis E. Foster*                     Director                          November 28, 2000
     ---------------------------
     Dennis E. Foster


     /s/  James T. Morris*                      Director                          November 28, 2000
     ---------------------------
     James T. Morris


     /s/  Ian M. Rolland*                       Director                          November 28, 2000
     ---------------------------
     Ian M. Rolland


     /s/  John W. Thompson*                     Director                          November 28, 2000
     ---------------------------
     John W. Thompson


     /s/  Robert J. Welsh*                      Director                          November 28, 2000
     ---------------------------
     Robert J. Welsh


     /s/  Carolyn Y. Woo*                       Director                          November 28, 2000
     ---------------------------
     Carolyn Y. Woo


     /s/  Roger A. Young*                       Director                          November 28, 2000
     ---------------------------
     Roger A. Young


     *  By:    /s/  Stephen P. Adik
              ----------------------
              Stephen P. Adik
              Attorney-in-Fact













                                                               47







                              INDEX TO EXHIBITS

   Exhibit
   Number              Description
   -------             ------------

   2* Agreement and Plan of Merger dated as of February 27, 2000, as amended and restated as of March 31, 2000, among Columbia Energy Group, NiSource Inc., New NiSource Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp. (incorporated by reference to Annex I of the Joint Proxy Statement / Prospectus contained in the Company's Registration Statement on Form S-4/A (File No. 333-33896), filed with the Commission on April 24, 2000).

   4.1       Columbia Savings Plan.

   4.2* Rights Agreement between NiSource Inc. and ChaseMellon Shareholder Services, L.L.C., as rights agent dated November 1, 2000 (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated November 1,
             2000).

   5         Opinion of Schiff Hardin & Waite.

   23.1      Consent of Arthur Andersen LLP.

   23.2      Consent of Arthur Andersen LLP.

   23.3 Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5).

   24        Power of Attorney for NiSource Inc.


   __________

   * Incorporated by reference.
















                                     48